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                               EXHIBIT INDEX


(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)(1)   Calculations of Illustrations for VUL.

(n) Consent of Independent Registered Public Accounting Firm for VUL dated April 24, 2007.

(r)(1) Power of Attorney to sign amendments to this Registration Statement dated Jan. 2, 2007.